Exhibit 10.26

CREDENCE SYSTEMS CORPORATION FISCAL YEAR 2006 INCENTIVE PLAN

The goal of the Fiscal Year 2006 Incentive Plan (the “Plan”) is to compensate participants for achievement of the Company’s financial and strategic objectives. The Plan rewards financial performance above and beyond the 2006 financial plan. Awards paid under the Plan will be measured in part based on the Company’s ability to attain certain financial targets and in part based on the achievement of pre-determined Company objectives for the fiscal year 2006.

Goals

•	Create a clear and transparent incentive program that aligns employee compensation with the Company’s priorities.

•	Focus all levels of the Company’s human capital on financial performance and a common set of strategic objectives.

•	Compensate achievement while driving for and rewarding exceptional performance.

Eligibility; Bonus Payment Per Participant

Plan participants include substantially all of the Company’s non-sales employees, including executive officers. Standard bonuses range from 5% to 100% of any Plan participant’s salary, with such percentage varying among Plan participants. Bonuses scale as operating income levels increase or decrease over certain established levels. Participant’s bonus can accelerate above their standard bonus range when operating income exceeds the Company’s 2006 financial target.

Thresholds for Payments Under the Plan

The payment of bonuses under the Plan is dependent upon the Company achieving a minimum operating income for the 2006 fiscal year, with the amount available for payment of bonuses scaling up as operating income exceeds the minimum amount. The specific amount of bonuses payable out of the amount available for bonus award is determined based upon the achievement of Company objectives relating to new customer orders, quality and revenue.

Plan Funding: Minimum Operating Income

The Plan will only be funded upon the achievement by the Company of a minimum threshold of operating income, at which time the Plan will be considered 33% funded. As the Company attains increased levels of operating income, the level of funding for the 2006 Plan will increase up to a maximum of 200%.

Company Objectives

The following table identifies the specific Company objectives outlined under the Plan and the percentage make-up of each objective as it relates to the total percentage for all Company’s objectives:

	% of Total Company Objectives	Company Objectives
	25%	Obtain multiple systems orders with designated customers, with each multiple order obtained accounting for 5% toward this objective.
	25%	Increase the level of quality in designated product lines (with particular quarterly objectives set out for applicable product line).
	50%	Achieve profitable growth for (i) specific product lines and (ii) the Company in general. The level of growth for specific product lines will be measured against individually determined product line growth targets. The level of growth for the Company in general will be measured against a pre-determined Company growth target range.
Total	100%

Payment as a Function of Plan Funding and Company Objectives

Plan awards are a direct function of the level of funding of the Plan (as it relates to the total operating income of the Company) multiplied by the percentage total of the objectives that have been met. For example, if the Plan is 100% funded and 80% of the objectives have been met, then a Plan participant will receive 80% of his/her target incentive bonus. In the event the Company generates a level of operating income for fiscal year 2006 causing the Plan to be 150% funded, and 80% of the Plan objectives have been met, then a Plan participant will receive 120% of his/her target incentive bonus. The reverse is also true in the event the Plan is funded for a percentage less than 100%. For example, if the Plan is only 33% funded, and 80% of the Plan objectives have been met, then a Plan participant will only receive 26.4% of his/her target incentive bonus.